Exhibit 2.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

PROTAGENIC THERAPEUTICS, INC.

WITH AND INTO

ATRINSIC, INC.

Pursuant to Section 253 of the Delaware General Corporation Law (the "DGCL"), ATRINSIC, INC. (the "Corporation"), a Delaware corporation, does hereby certify to the following information relating to the merger (the "Merger") of PROTAGENIC THERAPEUTICS, INC., a Delaware corporation (the "Subsidiary"), with and into the Corporation, with the Corporation remaining as the surviving corporation:

1.     The Corporation owns 100% of the outstanding shares of each class of capital stock of the Subsidiary.

2.     The Board of Directors of the Corporation, by resolutions duly adopted at a meeting held on March 25, 2016 and attached hereto as Exhibit A, determined to merge the Subsidiary with and into the Corporation and to change the Corporation's name to “Protagenic Therapeutics, Inc.” pursuant to Section 253 of the DGCL.

3.     The Corporation shall be the surviving corporation of the Merger.

4.     The Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the surviving corporation, except that Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“1. The name of the Corporation is Protagenic Therapeutics, Inc.”

5.     The Certificate of Ownership and Merger and the Merger shall become effective upon the filing of such Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on the date hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer as of the 17th day of June, 2016.

ATRINSIC, INC.

By:	/s/ Alexander K. Arrow
Name: Alexander K. Arrow, M.D.
Title: Secretary and Chief Financial Officer

eXHIBIT a

Board Resolutions

WHEREAS, ATRINSIC, INC., a Delaware corporation (the "Corporation"), owns 100% of the issued and outstanding shares of each class of capital stock of PROTAGENIC THERAPEUTICS, INC., a Delaware corporation (the "Subsidiary"); and

WHEREAS, it is deemed advisable and in the best interest of the Corporation that the Corporation merge the Subsidiary with and into the Corporation.

NOW, THEREFORE, BE IT:

RESOLVED, that the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the Delaware General Corporation Law (the "Merger"), so that the separate existence of the Subsidiary shall cease as soon as the Merger shall become effective, and the Corporation shall continue as the surviving corporation (the “Surviving Corporation”); and

RESOLVED FURTHER, that at the effective time of the Merger each issued and outstanding share of capital stock of Subsidiary shall not be converted or exchanged in any manner into shares of capital stock of the Surviving Corporation and shall be canceled. Each share of capital stock of the Corporation that is issued and outstanding at the effective time of the Merger shall not be converted or exchanged in any manner but as of the effective time of the Merger shall represent one share of capital stock of the identical class or series of the Surviving Corporation with the terms set forth in the Certificate of Incorporation of the Surviving Corporation; and

RESOLVED FURTHER, that upon effectiveness of the Merger, Article 1 of the Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

1.	The name of the Corporation is “PROTAGENIC THERAPEUTICS, INC.”

RESOLVED FURTHER, that the President, Vice President, Treasurer, Secretary and any other officer of the Corporation (each such person, an "Authorized Officer") be, and each of them hereby is, authorized to prepare and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger with the Secretary of State of Delaware and pay any fees related to such filing; and

RESOLVED FURTHER, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Corporation, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.

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